Federal Home Loan Bank of Des Moines
announcement

August 10, 2015

FHLB Des Moines Approves Second Quarter 2015 Dividend

The FHLB Des Moines Board of Directors has approved a second quarter 2015 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. The effective combined annualized dividend rate for both subclasses of capital stock outstanding was 2.87 percent. However, the effective combined dividend rate on the total stock held by each member will depend on their level of activity with the Bank during the second quarter. As the merger with the FHLB Seattle occurred on May 31, 2015, former FHLB Seattle members will receive a prorated dividend based on their average capital stock outstanding for the month of June. Average three-month LIBOR and average Federal funds rates for the second quarter 2015 were 0.28 percent and 0.13 percent, respectively.

These dividends will total $25.9 million, which represents 123 percent of net income for the second quarter, and are expected to be paid on August 13, 2015. While the Bank normally pays dividends less than 100 percent of net income for the quarter, the Bank's second quarter net income of $21.0 million was impacted by $33.1 million of non-recurring expenses related to the recently completed merger with FHLB Seattle. The Board of Directors chose to pay a dividend at annualized rates consistent with prior quarters.

On August 10, 2015, the Bank filed its Second Quarter 2015 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the second quarter was provided in a Form 8-K earnings release filed with the SEC on July 29, 2015.

Additional financial information is provided in the Bank's Second Quarter 2015 Form 10-Q available at www.fhlbdm.com or www.sec.gov.